Exhibit 5.1

November 22, 2004

Duane Reade Inc.

Duane Reade

440 Ninth Avenue

New York, NY 10001

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4, (the “Registration Statement”) of Duane Reade Inc., a Delaware corporation (“Duane Reade”), and Duane Reade, a New York general partnership (“Duane Reade GP” and, together with Duane Reade, the “Companies”), and Duane Reade Realty, Inc., a Delaware corporation (“Realty”), Duane Reade International, Inc., a Delaware corporation (“International”), and DRI I Inc., a Delaware corporation (“DRI”) (collectively, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of the issuance of the Companies’ $195,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2011 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes are to be offered in exchange for the Companies’ outstanding $195,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2011 (the “Initial Notes”), which are guaranteed by the Guarantors and were issued and sold by the Companies on July 30, 2004 in an offering exempt from registration under the Act.  The Exchange Notes will be issued by the Companies in accordance with the terms of the Indenture, dated as of July 30, 2004, supplemented by the Successor Supplemental Indenture (as defined below), the Co-Obligor Supplemental Indenture (as defined below) and the Guarantor Supplemental Indenture (as defined below) (as so supplemented, the “Indenture”), among Duane Reade Acquisition Corp. (“DRAC”) (which merged with and into Duane Reade in connection with the offering of the Initial Notes) and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with the furnishing of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.             the Registration Statement;

2.             the Indenture, including as exhibits thereto the form of Exchange Note and the related Guarantees, filed as Exhibit 4.3 to the Registration Statement;

3.             the Successor Supplemental Indenture, dated as of July 30, 2004 (the “Successor Supplemental Indenture”), between Duane Reade and the Trustee, filed as Exhibit 4.4 to the Registration Statement;

4.             the Co-Obligor Supplemental Indenture, dated as of July 30, 2004 (the “Co-Obligor Indenture”), among the Companies and the Trustee, filed as Exhibit 4.5 to the Registration Statement;

5.             the Guarantor Supplemental Indenture, dated as of July 30, 2004 (the “Guarantor Supplemental Indenture”), among the Companies, the Guarantors and the Trustee, filed as Exhibit 4.6 to the Registration Statement; and

6.             the Registration Rights Agreement (including the Joinder Agreement joining the Companies and the Guarantors as parties thereto), dated as of July 30, 2004 (the “Registration Rights Agreement”), by and among the Companies, the Guarantors and the initial purchasers named therein, filed as Exhibit 4.8 to the Registration Statement.

In addition, we have examined (i) such corporate and partnership records of the Companies and each Guarantor that we have considered appropriate, including the Third Amended and Restated Partnership Agreement of Duane Reade GP, a copy of the certificate of incorporation, as amended, and by-laws of Duane Reade and each Guarantor, certified as in effect on the date of this letter, and copies of resolutions of the board of directors of Duane Reade and such Guarantors and resolutions of the general partners of Duane Reade GP relating to the issuance of the Exchange Notes and the Guarantees, certified by officers of such entities and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion.  We have also relied upon the factual matters contained in the representations and warranties of the Companies and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Companies and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.  We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from such forms will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.             When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of each of the Companies, enforceable against each in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.             Each Guarantee is the legal, valid and binding obligation of the Guarantor party to it, enforceable against such Guarantor in accordance with its terms, except that the enforceability of such Guarantee may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISION LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP